Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 19, 2017, is made and entered into by and among RESOURCES, INC., a Nevada corporation (the “Parent”), AGEAGLE MERGER SUB, INC., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “EnerJex Parties” or the “Buyer Entities”), AGEAGLE AERIAL SYSTEMS, INC., a Nevada corporation (“AgEagle”), BRET CHILCOTT (the “AgEagle Principal Shareholder”) and the representative of the shareholders of AgEagle (the “Shareholders’ Representative”) set forth on Exhibit A to this Agreement (the “AgEagle Shareholders”), with reference to the following facts:

RECITALS:

A. The parties intend that at the Effective Time, Merger Sub shall be merged with and into AgEagle pursuant to the Merger as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement.

B. The Board of Directors of Parent has (a) unanimously determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to recommend that Parent stockholders approve the “Proxy Statement Proposals” (as defined in Section 5.7 hereof) which include, among other things, the issuance of Parent Common Stock to the AgEagle Shareholders in connection with the Merger (“Parent Stockholder Approval”).

C. The Board of Directors of AgEagle has (i) unanimously determined that it is in the best interests of AgEagle and the AgEagle Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend that the AgEagle Shareholders adopt this Agreement (the “AgEagle Shareholder Approval”).

D. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

E. Parent and Merger Sub, on the one hand, and AgEagle, the AgEagle Principal Shareholder and the AgEagle Shareholders, on the other hand (each, a “Party,” collectively the “Parties”), desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1                 THE MERGER

(a)                 At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Chapter 78 and 92A of the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into AgEagle (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and AgEagle shall continue its existence under Nevada law as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent. AgEagle as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” The name of the Surviving Corporation shall continue to be “AgEagle Aerial Systems, Inc.”

(b)                On the Closing Date, Parent, Merger Sub and AgEagle shall file with the Secretary of State of the State of Nevada articles of merger (the “Articles of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the NRS, in order to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been filed or at such other, later date and time as is agreed among the parties and specified in the Articles of Merger in accordance with the relevant provisions of the NRS (such date and time is referred to herein as the “Effective Time”).

Section 1.2                 CLOSING.  The closing of the Transactions (the “Closing”) shall take place either electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, at 10:00 a.m., local time, on such date that the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, or at such other place, date and time as the parties may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3                 EFFECT OF THE MERGER.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises of AgEagle and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AgEagle and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4                 ORGANIZATIONAL DOCUMENTS.  At the Effective Time, the articles of incorporation and bylaws of AgEagle shall be the articles of incorporation and bylaws of the Surviving Corporation in the Merger.

Section 1.5                 DIRECTORS OF SURVIVING CORPORATION.  Subject to applicable Law, the directors of AgEagle immediately prior to the Effective Time shall be, as of the Effective Time, the directors of the Surviving Corporation in the Merger and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6                 OFFICERS OF SURVIVING CORPORATION.  The officers of AgEagle immediately prior to the Effective Time shall be the officers of the Surviving Corporation in the Merger and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                 EFFECT ON CAPITAL STOCK.

(a)                 Effect of Effective Time.  At the Effective Time, by virtue of the Merger and without any action on the part of AgEagle or the Merger Sub or the holder of any shares of the common stock, par value $0.0001, per share of AgEagle (the “AgEagle Common Stock”) or shares of Merger Sub Common Stock:

(i)                  Conversion of Merger Sub Common Stock.  Each share of Merger Sub common stock, par value $0.0001 per share (“Merger Sub Common Stock”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(ii)                Conversion of AgEagle Common Stock.  The shares of AgEagle Common Stock issued and outstanding immediately prior to the Effective Time (assuming conversion of the Convertible Debentures), other than any Dissenting Shares, shall immediately after the Effective Time be converted automatically into the right to receive an aggregate number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to 85% of the then issued and outstanding capital stock of the Parent on a fully diluted basis (the “Exchange Ratio”) subject to the assumptions in Section 2.1(a)(iv) and adjustment pursuant to Section 2.1(c) (such per share amount referred to hereinafter as the “Merger Consideration”).

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(iii)              Conversion of AgEagle Stock Options. Each AgEagle stock option issued and outstanding immediately prior to the Effective Time that had been granted pursuant to the AgEagle Stock Option Plan (the “AgEagle Stock Option”) or outside of such AgEagle Stock Option Plan shall be converted automatically into a stock option to purchase shares of Parent Common Stock under the Proposed Parent Equity Incentive Plan. The number of shares exercisable under the AgEagle Stock Options shall be adjusted pursuant to the Exchange Ratio, and the exercise price of each AgEagle Stock Option shall have a corresponding adjustment pursuant to the terms thereof.

(iv)               Effect of Conversion of AgEagle Common Stock.   Each certificate that, immediately prior to the Effective Time, represented any such shares of AgEagle Common Stock (an “AgEagle Certificate”) shall thereafter represent only the right to receive the shares of Parent Common Stock into which the shares of AgEagle Common Stock represented by such AgEagle Certificate have been converted (assuming conversion of the Convertible Debentures) pursuant to this Section 2.1, equal to 85% of the then issued and outstanding capital stock of the Parent on a fully diluted basis (assuming (i) the conversion of all outstanding shares of the Parent’s Series A Preferred Stock and (ii) the exercise of all outstanding Parent warrants, but excluding (x) the conversion of all outstanding shares of the Parent’s Series B and Series C Preferred Stock and the exercise of any outstanding stock options, (y) the issuance of any Parent securities in connection with the contemplated financing of the Parent to occur simultaneously with the closing of the transactions contemplated by this Agreement and (z) any securities issued in connection with the transactions contemplated by Section 5.7(f) of this Agreement).

(b)                Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of AgEagle Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the NRS concerning the right of holders of shares of AgEagle Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of AgEagle Common Stock (such shares, the “Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii), but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in the NRS. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the NRS, each of such Dissenting Stockholder’s shares of AgEagle Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii). AgEagle shall give Parent prompt notice of any demands for appraisal of shares received by AgEagle, withdrawals of such demands and any other instruments served pursuant to the NRS and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. AgEagle shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c)                 Recapitalization Adjustment.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)                No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued as Merger Consideration. Any fractional shares will be rounded to the nearest whole share.

Section 2.2                 EXCHANGE OF CERTIFICATES.

(a)                 Payment of Merger Consideration.  On the Closing Date, Parent shall deliver stock certificates in the name of each of the AgEagle Shareholders in the amount of the Merger Consideration due to each such AgEagle Shareholder as set forth on set forth on Exhibit A.

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(b)                Surrender of Certificates.  On the Closing Date, each AgEagle Shareholder shall surrender all of its shares of AgEagle Common Stock to Parent for cancellation. In the event of a transfer of ownership of shares of AgEagle Common Stock that is not registered in the transfer or stock records of AgEagle, any dividends or other distributions to be paid upon, or Merger Consideration to be issued upon due surrender of the AgEagle Certificate formerly representing such shares of AgEagle Common Stock may be paid or issued, as the case may be, to such a transferee if such AgEagle Certificate is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on dividends or other distributions upon surrender of any AgEagle Certificate. Until surrendered as contemplated by this Section 2.2, each AgEagle Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, with respect to Certificates, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such AgEagle Certificates pursuant to this Agreement, together with and any dividends or other distributions to which such holder of Certificates becomes entitled in accordance with Section 2.2(e).

(c)                 Treatment of Unexchanged Shares.  No dividends or other distributions, if any, with a record date after the Effective Time with respect to Merger Consideration, shall be paid to the holder of any unsurrendered AgEagle Certificate until such holder shall surrender such AgEagle Certificates in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of such AgEagle Certificates, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Merger Consideration to be issued in exchange for such Certificates.

(d)                No Further Ownership Rights in Exchanged Shares.  The Merger Consideration delivered in accordance with the terms of this Section 2.2 upon conversion of any shares of AgEagle Common Stock delivered in accordance with the terms of this Section 2.2, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of AgEagle Common Stock. From and after the Effective Time, (i) all holders of AgEagle Certificates shall cease to have any rights as stockholders of AgEagle other than the right to receive the Merger Consideration into which the shares represented by such AgEagle Certificates have been converted pursuant to this Agreement upon the surrender of such AgEagle Certificate in accordance with Section 2.2(d) (together with any dividends or other distributions to which such AgEagle Certificates become entitled in accordance with Section 2.2(c)), without interest, and (ii) the stock transfer books of AgEagle shall be closed with respect to all shares of AgEagle Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, any AgEagle Certificates formerly representing shares of AgEagle Common Stock are presented to the Parent for any reason, such AgEagle Certificates shall be cancelled and exchanged as provided in this Section 2.2, subject to applicable Law in the case of Dissenting Shares.

(e)                 Lost Certificates.  If any AgEagle Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnification of that fact by the person claiming such AgEagle Certificate to be lost, stolen or destroyed, the transfer agent of Parent shall deliver, in exchange for such lost, stolen or destroyed AgEagle Certificate, the Merger Consideration, and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(f)                  Deductions and Withholding. Each AgEagle Shareholder shall provide Parent with an Internal Revenue Service Form W-9 certifying that the AgEagle Shareholder is not subject to backup withholding. If the AgEagle Shareholder does not provide such certification to the reasonable satisfaction of Parent, Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to the Stockholder such amounts as may be required by applicable Law. To the extent any amount is so deducted or withheld, such amount shall be treated for all purposes under this Agreement as having been paid to the AgEagle Shareholder.

Section 2.3                 FURTHER ASSURANCES.  If at any time before or after the Effective Time, any party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or any other transaction contemplated by this Agreement (the “Transactions”) or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the parties and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AGEAGLE

Except as disclosed in the disclosure schedule delivered by AgEagle to Parent immediately prior to the execution of this Agreement (the “AgEagle Disclosure Schedules”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), AgEagle and the AgEagle Principal Shareholder hereby represent and warrant to Parent as follows:

Section 3.1                 QUALIFICATION, ORGANIZATION, ETC.

(a)                 AgEagle is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. AgEagle is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                AgEagle has made available prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws (collectively, the “AgEagle Organizational Documents”).

Section 3.2                 CAPITAL STOCK, SUBSIDIARIES.

(a)                 The authorized capital stock of AgEagle consists of 95,000,000 shares of AgEagle Common Stock and 5,000,000 shares of preferred stock. As of the date of this Agreement, AgEagle has (i) 4,200,000 shares of AgEagle Common Stock issued and outstanding; (ii) no shares of preferred stock issued and outstanding; (iii) 1,000,000 shares of AgEagle Common Stock reserved for issuance under the 2016 AgEagle Stock Option Plan of which 560,100 have been issued plus an additional 125,000 options that have been issued outside of the 2016 AgEagle Stock Option Plan; (iv) 486,461 shares reserved for issuance under the Convertible Debentures and a promissory note per accrued interest as of September 30, 2017; and (v) 400,000 shares reserved for issuance upon the exercise of warrants issued to a noteholder in February 2017. All outstanding shares of AgEagle Common Stock are, and shares of AgEagle Common Stock reserved for issuance with respect to AgEagle Stock Options and the Convertible Debentures, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All capital stock of AgEagle has been issued in compliance with applicable state and federal securities laws.

(b)                Except as set forth in Section 3.2(a) or on Schedule 3.2(b) of the AgEagle Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which AgEagle is a party (i) obligating AgEagle to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of AgEagle or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any payment to any person the value of which is derived from or calculated based on the value of AgEagle Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by AgEagle.

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(c)                 AgEagle does not have outstanding bonds, debentures (other than the Convertible Debentures), notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of AgEagle on any matter.

(d)                There are no voting trusts or other agreements or understandings to which AgEagle is a party with respect to the voting or registration of the capital stock or other equity interest of AgEagle.

(e)                 AgEagle does not own, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). AgEagle has no obligation to acquire any equity interest in, any person.

Section 3.3                 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

(a)                 AgEagle has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by AgEagle in connection with the Transactions (together with this Agreement, the “Transaction Documents”) and, subject to the adoption of this Agreement and the AgEagle Shareholder Approval, to consummate the Transactions. Bret Chilcott, who owns approximately 83% of the issued and outstanding shares of common stock of AgEagle, has executed and delivered to the Parent a voting agreement pursuant to which Mr. Chilcott has agreed to vote such shares in favor of the Proxy Statement Proposals. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of AgEagle and, except for the AgEagle Shareholder Approval, no other corporate proceedings on the part of AgEagle or vote of any shareholders are necessary to authorize the consummation of the Transactions. The Board of Directors of AgEagle have (i) resolved to recommend that the AgEagle Shareholders adopt this Agreement (the “Recommendation”), (ii) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the AgEagle Shareholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to the AgEagle Shareholders for approval. Each of the Transaction Documents has been duly and validly executed and delivered by AgEagle and, assuming each such Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Transaction Documents constitutes the legal, valid and binding agreement of AgEagle and is enforceable against AgEagle in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exception”).

(b)                Other than in connection with or in compliance with (i) the filing of the Articles of Merger with the Secretary of State of Nevada, (ii) the Securities Act , and (iii) applicable state securities, takeover and “blue sky” Laws, (collectively, the “Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by AgEagle of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

(c)                 The execution and delivery by AgEagle of this Agreement does not, and (assuming the Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of AgEagle to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon AgEagle or by which or to which any of its respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of AgEagle, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of AgEagle or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.4                 FINANCIAL STATEMENTS.  Schedule 3.4 of the AgEagle Disclosure Schedule sets forth (i) AgEagle’s audited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) for the fiscal years ended December 31, 2015 and 2016, (ii) AgEagle’s unaudited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) for the six-month period ended June 30, 2017 (the “Balance Sheet Date“), and (iii) a reasonable estimate of AgEagle’s cash and cash equivalent balances and current liabilities as of the date of this Agreement (together with (i) and (ii), the “AgEagle Financial Statements”). The AgEagle Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the interim financial statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited financial statements). The AgEagle Financial Statements are based on the books and records of AgEagle, and fairly present in all material respects the financial condition as of the respective dates they were prepared and the results of the operations for the periods indicated. The unaudited balance sheet of AgEagle as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet”.

Section 3.5                 [INTENTIONALLY OMITTED].

Section 3.6                 NO UNDISCLOSED LIABILITIES.  There are no liabilities or obligations of AgEagle, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a balance sheet of AgEagle (including the notes thereto) except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the AgEagle Financial Statements (or in the notes thereto), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2016 in the ordinary course of business, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the AgEagle Financial Statements, AgEagle is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

Section 3.7                 COMPLIANCE WITH LAW; PERMITS.

(a)                 AgEagle has been and is in compliance with, and is not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, settlement or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2015, AgEagle has not received any written notice or, to AgEagle’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, none of which is a liability resulting from non-compliance in any material respect with any applicable laws or permits, breach of contract, breach of warranty, tort infringement, claim or lawsuit.

(b)                AgEagle is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, necessary for AgEagle to own, lease and operate its properties and assets and to carry on its businesses as it’s now being conducted (the “ Permits”), except where the failure to have any of the Permits or to have filed for such Permits would not have, individually or in the aggregate, a Material Adverse Effect. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Material Adverse Effect. AgEagle is in compliance with the terms and requirements of all Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

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(c)                 Since December 31, 2015, (i) none of AgEagle, nor any director, officer, employee, auditor, accountant or representative of AgEagle, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of AgEagle or any material concerns from employees of AgEagle regarding questionable accounting or auditing matters with respect to AgEagle, and (ii) no attorney representing AgEagle, whether or not employed by AgEagle, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by AgEagle, or its officers, directors, employees or agents to the Board of Directors of AgEagle or any committee thereof, or to the Chief Executive Officer of AgEagle.

Section 3.8                 [INTENTIONALLY OMITTED].

Section 3.9                 EMPLOYEE BENEFIT PLANS. Other than as set forth on Schedule 3.9 of the AgEagle Disclosure Schedules, AgEagle does not and has never maintained, administered or contributed to any employee benefit plan.

Section 3.10              ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)                 From January 1, 2017 through the date of this Agreement, the businesses of AgEagle has been conducted in all material respects in the ordinary course of business, and AgEagle has not undertaken any action that would be prohibited by Section 5.1(b) of this Agreement if such section were in effect at all times since January 1, 2017.

(b)                Since January 1, 2017, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.11              INVESTIGATIONS; LITIGATION.   (a) there is no investigation or review pending (or, to the knowledge of AgEagle, threatened) by any Governmental Entity with respect to AgEagle, (b) there are no actions, suits (or, to the knowledge of AgEagle, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity or any other Person relating to potential violations of Law pending (or, to the knowledge of AgEagle, threatened) against or affecting AgEagle, or any of its properties and (c) there are no orders, judgments, awards or decrees of any Governmental Entity against AgEagle. To AgEagle’s knowledge, no event has occurred or circumstances exist that may reasonably give rise to or serve as a basis for a claim for any such action.

Section 3.12              INFORMATION SUPPLIED.   The information supplied or to be supplied by AgEagle in writing expressly for inclusion in the Parent SEC Documents and in the Proxy Statement will not, at the time of filling of any such Parent SEC Documents, or when the Proxy Statement is first mailed to the stockholders of Parent, and at the time of the Parent Stockholder Meeting , contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by AgEagle with respect to statements made or incorporated by reference therein based on information supplied by any Buyer Entity in writing expressly for inclusion therein. The Proxy Statement (solely with respect to the portion thereof based on information supplied or to be supplied by AgEagle in writing expressly for inclusion therein but excluding any portion thereof based on information supplied by any Buyer Entity in writing expressly for inclusion therein, with respect to which no representation or warranty is made by AgEagle) will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.13              REGULATORY MATTERS. AgEagle is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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Section 3.14              TAX MATTERS. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a)                 (A) AgEagle has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects, and (B) all Taxes due and owing by AgEagle (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, independent contractors, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP and in each case reflected on the AgEagle Financial Statements or in the Notes thereto.

(b)                (A) No deficiencies for Taxes with respect to AgEagle have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending, or to AgEagle’s knowledge, threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of AgEagle, and (C) AgEagle has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                 There are no Liens for Taxes upon any property or assets of AgEagle.

(d)                AgEagle has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(e)                 No claim has been made by any Taxing Authority in a jurisdiction where AgEagle does not file Tax Returns that AgEagle is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(f)                  AgEagle is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(g)                No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax proceedings or other actions are, outstanding, pending or being conducted, or, to AgEagle’s knowledge, threatened against or with respect to, and there are no Tax matters under discussion with any Taxing Authority concerning any Tax return or Tax reasonably expected to result in a Tax liability of, AgEagle.

(h)                AgEagle has not received from any foreign, federal, state or local Taxing Authority (including jurisdictions where AgEagle has not filed Tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against AgEagle.

(i)                  AgEagle has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), , and AgEagle does not have any liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(j)                  Within the last two years AgEagle has not been a party to any transaction intended to qualify under Section 355 of the Code.

(k)                AgEagle is not aware of any fact, nor has AgEagle taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 3.15              EMPLOYMENT AND LABOR MATTERS.  As of the date hereof, AgEagle is not, and has not been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), and no employee is represented by a labor organization for purposes of collective bargaining with respect to AgEagle. To the knowledge of AgEagle, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of AgEagle. As of the date hereof, no Collective Bargaining Agreement is being negotiated by AgEagle. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against AgEagle pending or, to the knowledge of AgEagle, threatened, that may interfere in any material respect with the business activities of AgEagle taken as a whole. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no pending charge or complaint against AgEagle by the National Labor Relations Board or any comparable Governmental Entity, and AgEagle is not a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would not have, individually or in the aggregate, a Material Adverse Effect, AgEagle has complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by AgEagle pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 3.16              INTELLECTUAL PROPERTY. Except as would not have, individually or in the aggregate, a Material Adverse Effect, AgEagle owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Intellectual Property”). Schedule 3.16 of the AgEagle Disclosure Schedule sets forth all of AgEagle’s Intellectual Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the knowledge of AgEagle, threatened claims by any person alleging infringement, misappropriation or other violation by AgEagle of any intellectual property rights of any person, (ii) the conduct of the business of AgEagle does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) AgEagle has not made any claim of a violation, infringement or misappropriation by others of AgEagle’s rights to or in connection with the Intellectual Property, and (iv) to the knowledge of AgEagle, no person is infringing, misappropriating or otherwise violating any Intellectual Property.

Section 3.17              PROPERTIES.

(a)                 AgEagle has a good and valid leasehold interest in each material lease, sublease and other agreement under which AgEagle uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of AgEagle are conducted) (such property subject to a lease, sublease or other agreement, the “AgEagle Leased Real Property” and such leases, subleases and other agreements are, collectively, the “AgEagle Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Each AgEagle Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exception, and (B) no uncured default of a material nature on the part of AgEagle or, to the knowledge of AgEagle, the landlord thereunder, exists under any AgEagle Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a AgEagle Real Property Lease. Schedule 3.17(a) of the AgEagle Disclosure Schedule sets forth the AgEagle Real Property Leases.

(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the AgEagle Leased Real Property that would reasonably be expected to adversely affect the existing use of such AgEagle Leased Real Property by AgEagle in the operation of its business thereon, and (iii) AgEagle is not currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a AgEagle Leased Real Property that would reasonably be expected to adversely affect the existing use of such AgEagle Leased Real Property by AgEagle in the operation of its business thereon.

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Section 3.18              INSURANCE.  AgEagle maintains insurance in such amounts and against such risks as is reasonably customary for the industry in which it operates and as the management of AgEagle has in good faith determined to be prudent and appropriate. All insurance policies maintained by or on behalf of AgEagle as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by AgEagle. Except as would not have, individually or in the aggregate, a Material Adverse Effect, AgEagle are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of AgEagle as of the date of this Agreement, and AgEagle is not in breach or default under, nor has taken any action that would permit termination or material modification of, any material insurance policies.

Section 3.19              INVENTORY.  All Inventory, whether or not reflected in the AgEagle Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by AgEagle free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of AgEagle.

Section 3.20              MATERIAL CONTRACTS.

(a)                 Each Material Contract is a valid and binding agreement, and is in full force and effect, and AgEagle is not, and to the knowledge of AgEagle, no other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. AgEagle has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to AgEagle’s assets. Except as listed on Schedule 3.20 of the AgEagle Disclosure Schedules, no Material Contract (i) requires AgEagle to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business. AgEagle has given to Parent true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract, if any. Schedule 3.20 of the AgEagle Disclosure Schedule sets forth a list of each Material Contract.

(b)                Except for this Agreement, and the agreements set forth on Schedule 3.20 of the AgEagle Disclosure Schedules, as of the date of this Agreement, AgEagle is not a party to or bound by:

(i)                  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                any Contract that (A) expressly imposes any restriction on the right or ability of AgEagle to compete with any other person or acquire or dispose of the securities of another person, or (B) contains an exclusivity or “most favored nation” clause that restricts the business of AgEagle in a material manner;

(iii)              any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of AgEagle in an amount in excess of $100,000;

(iv)               any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by AgEagle, in excess of $100,000;

(v)                any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(vi)               any Contract expressly limiting or restricting the ability of AgEagle to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be; or

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(vii)             any Contract that obligates AgEagle to make any loans, advances or capital contributions to, or investments in, any person.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “AgEagle Material Contracts”.

(c)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) AgEagle is not in breach of or default under the terms of any AgEagle Material Contract, (ii) to the knowledge of AgEagle, no other party to any AgEagle Material Contract is in breach of or default under the terms of any AgEagle Material Contract and (iii) each AgEagle Material Contract is a valid and binding obligation of AgEagle that is party thereto and, to the knowledge of AgEagle, of each other party thereto, and is in full force and effect, subject to the Remedies Exception.

Section 3.21              FINDERS OR BROKERS.  Except as set forth on Schedule 3.21 of the AgEagle Disclosure Schedules, AgEagle has not employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22              FULL DISCLOSURE. No representation or warranty by AgEagle or the AgEagle Shareholders in this Agreement and no statement contained in the AgEagle Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer Entities pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.24              NO ADDITIONAL REPRESENTATIONS.

(a)                 AgEagle acknowledges that no Buyer Entity makes any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Parent to AgEagle in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that no Buyer Entity makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to AgEagle (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its respective Subsidiaries or (ii) the future business and operations of Parent and its respective Subsidiaries, and AgEagle has not relied on such information or any other representation or warranty not set forth in ARTICLE IV.

(b)                AgEagle has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that AgEagle has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to AgEagle by Parent in accordance with the terms hereof, in entering into this Agreement, AgEagle has relied solely upon its independent investigation and analysis, and AgEagle acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its respective Subsidiaries, affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Parent to AgEagle, whether or not such representations, warranties or statements were made in writing or orally. AgEagle acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered by Parent to AgEagle: (i) Buyer Entities do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the Transactions and AgEagle is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by any of the Buyer Entities to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by AgEagle as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to AgEagle or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV.

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ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF AGEAGLE SHAREHOLDERS

Each AgEagle Shareholder, including the AgEagle Principal Shareholder, severally, but not jointly, and only with respect to itself or himself, represents and warrants to the Buyer Entities on the date hereof, that the statements in this Article IIIA are true and correct.

Section 3A.1 Title. The AgEagle Shareholder has good and valid title to the shares of AgEagle Common Stock described as owned by that AgEagle Shareholder on Exhibit A, free and clear of any and all Liens. The AgEagle Shareholder does not owe any Indebtedness to AgEagle that arises from the AgEagle Shareholder’s purchase of any shares of AgEagle Common Stock.

Section 3A.2 Authority. The AgEagle Shareholder has the full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, to vote its shares of AgEagle Common Stock for the transactions contemplated by this Agreement, to transfer and deliver to the Parent at the Closing its respective AgEagle Certificate for the shares of AgEagle Common Stock set forth on Exhibit A as owned by the AgEagle Shareholder and, upon consummation of the Merger contemplated hereby, the Parent will acquire from the AgEagle Shareholder good and valid title to the AgEagle Certificates (and all rights represented thereby).

Section 3A.3 Authorization. The execution, delivery and performance by the AgEagle Shareholder if it is a business entity of (to the extent a party thereto) this Agreement, any other agreements contemplated hereby and the Transactions contemplated hereby or thereby have been duly and validly authorized by the AgEagle Shareholder, and no other act or proceeding on the part of the AgEagle Shareholder, its board of directors, managers, or its stockholders, members or partners is necessary to authorize the execution, delivery or performance by AgEagle Shareholder to this Agreement or any other agreement contemplated hereby or the consummation of the Transactions contemplated hereby or thereby and it has duly executed and delivered this Agreement.

Section 3A.4 No Impediment. The AgEagle Shareholder is not a party to, subject to or bound by any stockholder, voting, or other agreement, or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Entity which would prevent the execution or delivery of this Agreement by the AgEagle Shareholder, its authorization or consummation of the Transactions contemplated herein, or the performance by the AgEagle Shareholder of the AgEagle Shareholders’ obligations under this Agreement and the agreements and documents contemplated hereby.

Section 3A.5 Adverse Proceedings. No action or proceeding by or before any court or other Governmental Entity has been instituted or threatened against the AgEagle Shareholder by any Governmental Entity or Person whatsoever seeking to restrain, prohibit or invalidate the Merger or any other transactions contemplated by this Agreement, affecting the right of the Parent to own AgEagle or operate the business after the Closing, or affecting the performance by the AgEagle Shareholder of the AgEagle Shareholders’ obligations under this Agreement and the agreements and documents contemplated hereby.

Section 3A.6 Enforceability. The execution, delivery and performance by the AgEagle Shareholder of this Agreement and the consummation by the AgEagle Shareholder of the Merger or other transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law, applicable to the AgEagle Shareholder or its assets, if such AgEagle Shareholder is an entity, (b) violate any judgment, decree, order or award of any court, Governmental Entity or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of any AgEagle Shareholder, under or pursuant to, any Contract, indenture, mortgage, deed of trust or other instrument or agreement to which the AgEagle Shareholder is a party. This Agreement has been duly executed and delivered by the Shareholders’ Representative on behalf of each AgEagle Shareholder, and constitutes the legal valid and binding obligation of each AgEagle Shareholder enforceable against each such AgEagle Shareholder in accordance with its terms. The other documents and agreements contemplated by this Agreement to which the AgEagle Shareholder is or will become a party, when executed and delivered by the Shareholders’ Representative on behalf of each AgEagle Shareholder, shall constitute the legal, valid and binding agreements of each AgEagle Shareholder, enforceable against each AgEagle Shareholder in accordance with their terms.

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Section 3A.7 Status of AgEagle Shareholders. Each AgEagle Shareholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, or such AgEagle Shareholder has sufficient knowledge and experience in financial and business matters to make such AgEagle Shareholder capable of evaluating the merits and risks of the issuance of the securities in the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARIES

Except as disclosed in Parent SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to AgEagle immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent represents and warrants to AgEagle as follows:

Section 4.1                 QUALIFICATION, CAPITALIZATION

(a)                 Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                Parent has made available prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws (the “Parent Organizational Documents”).

(c)                 The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 25,000,000 shares of Preferred Stock. As of the date of this Agreement, (i) 10,321,397 shares of Parent Common Stock were issued and outstanding, (ii) 938,238 shares of Parent Series A Preferred Stock issued and outstanding, (iii) 1,764 shares of Parent Series B Preferred Stock issued and outstanding; (iv) 450 shares of Parent Series C Preferred Stock were issued and outstanding with an additional 150 shares reserved for issuance as of June 30, 2017 for funds received from an investor, and (v) 6,000,000 shares of Parent Common Stock were reserved for issuance under the Parent Stock Option Plan, of which reserved shares a total of 157,664 shares of Parent Common Stock are issuable upon the exercise of outstanding Parent Stock Options. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to Parent Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

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(d)                Except as set forth in Section 4.1(b) (and other than (i) the shares of Parent Common Stock issuable pursuant to the terms of outstanding Parent Stock Options, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, and (ii) the right of the Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock to receive priority cash distributions), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. No Subsidiary of Parent owns any shares of capital stock of Parent.

(e)                 Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(f)                  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(g)                Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries and for the interests described in Section 4.1(g) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest in, any person.

Section 4.2                 AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

(a)                 Each of the EnerJex Parties has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to be entered into by Parent and Merger Sub, subject, in the case of Parent, to the Parent Stockholder Approval of the Proxy Statement Proposals at the Parent Stockholder Meeting at which a quorum is present. The execution, delivery and performance by EnerJex Parties of this Agreement and the other Transaction Documents and the consummation by each of them of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Buyer Entity, and no other action on the part of any Buyer Entity is necessary to authorize the execution and delivery by any Buyer Entity of this Agreement and the other Transaction Documents and the consummation of the Merger. The Board of Directors of Parent, acting in accordance with the recommendation of the Special Committee of the Board of Directors of Parent, if any, has approved this Agreement and the Transactions, including the Merger. This Agreement has been duly executed and delivered by each Buyer Entity and, assuming due and valid authorization, execution and delivery hereof by AgEagle, is the valid and binding obligation of each Buyer Entity enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

(b)                Other than in connection with or in compliance with (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of FINRA or the NYSE American, and (vi) the approvals set forth in Section 4.2(b) of Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of AgEagle in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by any Buyer Entity of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other Transactions or have, individually or in the aggregate, a Material Adverse Effect.

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(c)                 The execution and delivery by EnerJex Parties of this Agreement do not, and (assuming Parent Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of a Buyer Entity or its Subsidiaries to own or use any assets required for the conduct of its business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon a Buyer Entity or any of its Subsidiaries or by which or to which any of its properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of a Buyer Entity or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other equivalent organizational document, in each case as amended or restated, of a Buyer Entity or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3                 REPORTS AND FINANCIAL STATEMENTS.

(a)                 Each of EnerJex Parties and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2014 (all such documents and reports filed or furnished by a Buyer Entity or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)                The consolidated financial statements (including all related notes and schedules) of each Buyer Entity included in the applicable Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of such Buyer Entity and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)                 As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to Parent SEC Documents.

Section 4.4                 INTERNAL CONTROLS AND PROCEDURES.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective.

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Section 4.5                 UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 4.5 to the Parent Disclosure Schedule, there are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in Parent Financial Statements included in the applicable Parent SEC Documents filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations that have been discharged or paid in full, (iv) liabilities or obligations incurred since December 31, 2016 in the ordinary course of business, and (v) liabilities or obligations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

Section 4.6                 COMPLIANCE WITH LAW; PERMITS.

(a)                 Each Buyer Entity and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2016, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of EnerJex Parties, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                EnerJex Parties and their Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for each of EnerJex Parties and their respective Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of Parent Permits or to have filed such tariffs, reports, notices or other documents would not, individually or in the aggregate, have a Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Material Adverse Effect. Each Buyer Entity and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(c)                 Since December 31, 2016, (i) no Buyer Entity or any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of either Buyer Entity or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of such Buyer Entity or any material concerns from employees of such Buyer Entity or any Subsidiary of such Buyer Entity regarding questionable accounting or auditing matters with respect to such Buyer Entity or any Subsidiary of such Buyer Entity, and (ii) to the knowledge of EnerJex Parties, no attorney representing either Buyer Entity or any of its Subsidiaries, whether or not employed by such Buyer Entity or any such Subsidiary, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Buyer Entity, any Subsidiary of such Buyer Entity or any of their respective officers, directors, employees or agents to the Board of Directors of such Buyer Entity or any committee thereof, or to the Chief Executive Officer of such Buyer Entity.

Section 4.7                 ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)                 From January 1, 2017 through the date of this Agreement, the businesses of each Buyer Entity and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and no Buyer Entity or any Subsidiary of a Buyer Entity has undertaken any action that would be prohibited by Section 5.2 of this Agreement if such section were in effect at all times since January 1, 2017.

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(b)                Since January 1, 2017, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 4.8                 ENVIRONMENTAL LAWS AND REGULATIONS.  Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the knowledge of EnerJex Parties, threatened against any Buyer Entity or any of its Subsidiaries or any person or entity whose liability any Buyer Entity or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of EnerJex Parties, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) each Buyer Entity and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since December 31, 2014 have been, in compliance with all Environmental Laws (which compliance includes the possession by such Buyer Entity and each of its Subsidiaries of all Parent Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no releases at any location of Hazardous Materials by any Buyer Entity or any of its Subsidiaries that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation, injunction or liability of any kind to such Buyer Entity or its Subsidiaries, (iv) neither any Buyer Entity nor any of their Subsidiaries nor, to the knowledge of EnerJex Parties, any third-party operator of any of the Oil and Gas Interests of EnerJex Parties or any predecessor of any of them, is subject to any Order or any indemnity obligation or other Contract with any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or releases, and (v) no Buyer Entity nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information or contribution from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of Law).

Section 4.9                 INVESTIGATIONS; LITIGATION.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 4.9 to the Parent Disclosure Schedule, (a) there is no investigation or review pending (or, to the knowledge of EnerJex Parties, threatened) by any Governmental Entity with respect to any Buyer Entity or any of its Subsidiaries, (b) there are no actions, suits (or, to the knowledge of EnerJex Parties, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity relating to potential violations of Law pending (or, to the knowledge of EnerJex Parties, threatened) against or affecting any Buyer Entity or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of any Governmental Entity against any Buyer Entity or any of its Subsidiaries.

Section 4.10              INFORMATION SUPPLIED.   The information supplied or to be supplied by EnerJex Parties in writing expressly for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the stockholders of Parent, and at the time of any meeting of Parent stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by EnerJex Parties with respect to statements made or incorporated by reference therein based on information supplied by AgEagle in writing expressly for inclusion therein. The Proxy Statement (solely with respect to the portion thereof based on information supplied or to be supplied by a Buyer Entity in writing expressly for inclusion therein, but excluding any portion thereof based on information supplied by AgEagle in writing expressly for inclusion therein, with respect to which no representation or warranty is made by either Buyer Entity) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.11              REGULATORY MATTERS.

(a)                 Neither Buyer Entity is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

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(b)                All natural gas pipeline Systems and related facilities constituting EnerJex Parties’ and their Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

(c)                 Except as set forth on Schedule 4.11(c) to the Parent Disclosure Schedule, Parent is in compliance with all continued listing standards and has not received a notice of delisting or failure to satisfy a continued listing rule or standard from the NYSE American, and Parent is current in payment of all NYSE American fees for continued listing.

Section 4.12              PROPERTIES.

(a)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 4.17 to the Parent Disclosure Schedule, each Buyer Entity and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in Parent Reserve Reports as attributable to interests owned by any Buyer Entity or any of their Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2014 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Oil and Gas Lease to which any Buyer Entity or any of its Subsidiaries is a party is valid and in full force and effect, (ii) except for violations, acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect upon Parent, none of any Buyer Entity or any of their Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of EnerJex Parties or any of their Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that a Buyer Entity or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each material real property (and each real property at which material operations of any Buyer Entity or any of its Subsidiaries are conducted) owned by any Buyer Entity or any Subsidiary (but excluding the Oil and Gas Interests of EnerJex Parties), other than Parent Real Property Leases (such owned property collectively, the “Parent Owned Real Property”) and (ii) either a Buyer Entity or a Subsidiary of a Buyer Entity has a good and valid leasehold interest in each material lease, sublease and other agreement under which any Buyer Entity or any of their Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of any Buyer Entity or any of their Subsidiaries are conducted) (but excluding the Oil and Gas Interests of EnerJex Parties) (such property subject to a lease, sublease or other agreement, the “Parent Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (A) each Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exceptions and (B) no uncured default of a material nature on the part of any Buyer Entity or, if applicable, its Subsidiary or, to the knowledge of EnerJex Parties, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

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(c)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by any Buyer Entity or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among a Buyer Entity and its Subsidiaries or among any Buyer Entity’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of Parent Owned Real Property by EnerJex Parties in the operation of their business thereon, and (iii) neither a Buyer Entity nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by EnerJex Parties or their Subsidiaries in the operation of its business thereon.

(d)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of EnerJex Parties are being received by EnerJex Parties in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)                 All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of EnerJex Parties and their Subsidiaries or otherwise associated with an Oil and Gas Interest of a Buyer Entity or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(f)                  All Oil and Gas Interests operated by EnerJex Parties and their Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Material Adverse Effect.

(g)                None of the material Oil and Gas Interests of EnerJex Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Material Adverse Effect.

(h)                None of the Oil and Gas Interests of Parent or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.13              INSURANCE.  EnerJex Parties and their Subsidiaries maintain insurance in such amounts and against such risks substantially as EnerJex Parties believe to be customary for the industries in which they and their Subsidiaries operate and as the management of EnerJex Parties has in good faith determined to be prudent and appropriate. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all insurance policies maintained by or on behalf of EnerJex Parties or any of their Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by EnerJex Parties or their Subsidiaries. Except as would not have, individually or in the aggregate, a Material Adverse Effect, EnerJex Parties and their Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of any Buyer Entity or any of their Subsidiaries as of the date of this Agreement, and neither a Buyer Entity nor any of their Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

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Section 4.14              OPINION OF FINANCIAL ADVISOR.  The Special Committee of the Board of Directors of Parent has received the opinion of Northland Securities, Inc. (“Northland”) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and (b) the consent from Northland to include such opinion and a summary of such opinion (subject to such summary being in a form reasonably acceptable to Northland and its counsel and consistent with similar descriptions in transactions of the same type as the Merger) in the Proxy Statement.

Section 4.15              MATERIAL CONTRACTS.

(a)                 Except for this Agreement, any agreements set forth on Schedule 4.15 to the Parent Disclosure Schedule and agreements filed as exhibits to Parent’s SEC Documents, as of the date of this Agreement, no Buyer Entity nor any of their Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Buyer Entity Material Contract”).

(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, no Buyer Entity nor any of its Subsidiaries is in breach of or default under the terms of any Buyer Entity Material Contract and, to the knowledge of EnerJex Parties, no other party to any Buyer Entity Material Contract is in breach of or default under the terms of any Buyer Entity Material Contract. Each Buyer Entity Material Contract is a valid and binding obligation of the applicable Buyer Entity or the Subsidiary of a Buyer Entity that is party thereto and, to the knowledge of EnerJex Parties, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.16              RESERVE REPORTS.  EnerJex Parties have delivered or otherwise made available to AgEagle true and correct copies of all written reports requested or commissioned by any Buyer Entity or its Subsidiaries and delivered to a Buyer Entity or its Subsidiaries in writing on or before the date of this Agreement estimating EnerJex Parties’ and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Parent Report Preparer”) concerning the Oil and Gas Interests of EnerJex Parties and such Subsidiaries as of December 31, 2014 (the “Parent Reserve Reports”). The factual, non-interpretive data provided by EnerJex Parties and their Subsidiaries to each Parent Report Preparer in connection with the preparation of Parent Reserve Reports that was material to such Parent Report Preparer’s estimates of the proved oil and gas reserves set forth in Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of Parent Reserve Reports) accurate in all material respects. The oil and gas reserve estimates of EnerJex Parties set forth in Parent Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of EnerJex Parties at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in Parent Reserve Reports that, individually or in the aggregate, has had or would have a Material Adverse Effect.

Section 4.17              FINDERS OR BROKERS.  Except as set forth on Schedule 4.17 to the Parent Disclosure Schedule, no Buyer Entity nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.18              TAX MATTERS.

(a)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)                  (A) Each of EnerJex Parties and its Subsidiaries has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and (B) all Taxes due and owing by each of EnerJex Parties and its Subsidiaries (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP.

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(ii)                (A) No deficiencies for Taxes with respect to a Buyer Entity or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of a Buyer Entity or any of its Subsidiaries, and (C) none of EnerJex Parties or any of their respective Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)              There are no Liens for Taxes upon any property or assets of a Buyer Entity or any of its Subsidiaries other than Permitted Liens.

(iv)               Neither of the EnerJex Parties nor any of their respective Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(v)                No claim has been made by any Taxing Authority in a jurisdiction where a Buyer Entity or any of its Subsidiaries does not file Tax Returns that such Buyer Entity or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(vi)               Neither of the EnerJex Parties nor any of their respective Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(vii)             No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax proceedings or other actions are, outstanding, pending or being conducted, or, to Parent’s knowledge, threatened against or with respect to, and there are no Tax matters under discussion with any Taxing Authority concerning any Tax return or Tax reasonably expected to result in a Tax liability of, the EnerJex Parties nor any of their respective Subsidiaries.

(viii)           Neither of the EnerJex Parties nor any of their respective Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the EnerJex Parties or any of their respective Subsidiaries has not filed Tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority or against the EnerJex Parties or any of their respective Subsidiaries.

(ix)               Neither of the EnerJex Parties nor any of their respective Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which a Buyer Entity or any of its Subsidiaries is or was the common parent, and none of EnerJex Parties or any of their respective Subsidiaries has any liability for Taxes of any other person (other than Taxes of a Buyer Entity or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(b)                Neither of the EnerJex Parties nor any of their respective Subsidiaries is aware of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.19              EMPLOYEE BENEFIT PLANS.

(a)                 For purposes of this Agreement, “Parent Benefit Plan” means each employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by a Buyer Entity or any Subsidiary of a Buyer Entity, or to which a Buyer Entity or any Subsidiary of a Buyer Entity contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of a Buyer Entity or any Subsidiary of a Buyer Entity.

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(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Buyer Entity.

(c)                 Neither of the EnerJex Parties nor any of their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d)                Neither of the EnerJex Parties nor any of their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of EnerJex Parties and their Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

Section 4.20              EMPLOYMENT AND LABOR MATTERS.  As of the date hereof, no Buyer Entity nor any of its Subsidiaries is, or since December 31, 2014 has been, a party to any Collective Bargaining Agreement, and no employee is represented by a labor organization for purposes of collective bargaining with respect to any Buyer Entity or any of its Subsidiaries. To the knowledge of EnerJex Parties, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the any Buyer Entity or any of its Subsidiaries. As of the date hereof, no Collective Bargaining Agreement is being negotiated by any Buyer Entity or, to the knowledge of EnerJex Parties, any of their respective Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against any Buyer Entity or any of its Subsidiaries pending or, to the knowledge of EnerJex Parties, threatened, that may interfere in any material respect with the business activities of any Buyer Entity and its Subsidiaries taken as a whole. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no pending charge or complaint against any Buyer Entity or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of EnerJex Parties and their Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would have, individually or in the aggregate, a Material Adverse Effect, EnerJex Parties and their Subsidiaries have complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by any Buyer Entity pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 4.21              CASH PAYMENT.  On or prior to the date hereof, the Parent shall have made the Cash Payment to AgEagle.

Section 4.22              NO ADDITIONAL REPRESENTATIONS.

(a)                 Parent acknowledges that AgEagle does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III or in any certificate delivered by AgEagle to a Parent in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that AgEagle makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of AgEagle or (b) the future business and operations of AgEagle, and Parent has not relied on such information or any other representations or warranties not set forth in ARTICLE III.

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(b)                Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of AgEagle and acknowledges that it has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Parent by AgEagle in accordance with the terms hereof, in entering into this Agreement, Parent has relied solely upon their independent investigation and analysis of AgEagle, and Parent acknowledges and agrees that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by AgEagle, or any of their respective affiliates, stockholders, controlling persons or other Representatives that are not expressly set forth in ARTICLE III or in any certificate delivered by AgEagle to Parent, whether or not such representations, warranties or statements were made in writing or orally. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered by AgEagle to Parent: (i) AgEagle does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and Parent is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by AgEagle E to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent as having been authorized by AgEagle, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or any of its Representatives are not and shall not be deemed to be or include representations or warranties of AgEagle unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE III. To the knowledge of Parent, nothing contained in the representations and warranties set forth in ARTICLE III as modified by the AgEagle Disclosure Schedules is inaccurate.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1                 CONDUCT OF BUSINESS BY AGEAGLE.

(a)                 From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Disclosure Schedule, AgEagle covenants and agrees that the business of AgEagle shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact its present lines of business, maintain its rights, franchises and Permits and preserve its relationships with customers and suppliers; provided, however, that no action by AgEagle with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                AgEagle agrees with EnerJex Parties, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by Parent (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Disclosure Schedule, AgEagle:

(i)                  shall not adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii)                shall not, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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(iii)              except in the ordinary course of business, shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of AgEagle);

(iv)               shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement;

(v)                shall not, to the extent any expenditures exceed, in the aggregate, $100,000, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets in, except (1) sales, transfers and dispositions of obsolete or worthless equipment, or (2) sales, transfers and dispositions of inventory in the ordinary course of business;

(vi)               except as required by applicable Law or the terms of any AgEagle benefit plan existing and as in effect on the date of this Agreement, shall not, establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, consultants, independent contractors or other service providers of AgEagle or other existing AgEagle benefit plan (other than amendments or modifications to broad-based AgEagle benefit plans in the ordinary course of business that do not materially increase the cost or expense to AgEagle of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of AgEagle, other than increases in base salary to employees of AgEagle in the ordinary course of business consistent with past practice or in connection with a promotion of such employee in the ordinary course of business consistent with past practice, provided that such increases in base salary shall not exceed 5% in the aggregate (on an annualized basis) or (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, consultants, independent contractors or other service providers of AgEagle, (5) accelerate any rights or benefits, (6) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has annual base compensation greater than $150,000; provided that AgEagle may hire any officer, employee, independent contractor or consultant with an annual base compensation greater than $150,000, so long as the annual base compensation of such new hire is on market terms, in order to replace any officer, employee, independent contractor or consultant whose employment or services with AgEagle has been terminated;

(vii)             shall not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(viii)           shall not, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in AgEagle or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing AgEagle benefit plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options outstanding on the date hereof), other than (1) the sale of shares of AgEagle Common Stock pursuant to the exercise of AgEagle Stock Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, and (2) shares of AgEagle Common Stock issued pursuant to the conversion of the Convertible Debentures as contemplated in Section 6.3(d);

(ix)               shall not, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, or options to acquire any such shares, other than the acquisition of shares of AgEagle Common Stock from a holder of an AgEagle Stock Option in satisfaction of withholding obligations or in payment of the exercise price thereof;

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(x)                shall not incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for any indebtedness incurred in the ordinary course of business, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, such indebtedness does not impose or result in any additional restrictions or limitations that would be material to AgEagle, or, following the Closing, AgEagle, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which AgEagle is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xi)               other than in the ordinary course of business, which includes, to the extent deemed necessary and appropriate by the Board of Directors and/or management of AgEagle, modifying terms of AgEagle’s Distribution Agreement with Raven Industries, shall not modify, amend or terminate, or waive any rights under any AgEagle Material Contract or under any AgEagle Permit, or enter into any new Contract which would be an AgEagle Material Contract, in each case in a manner or with an effect that is adverse to AgEagle, taken as a whole; or

(xii)             shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of AgEagle.

Section 5.2                 CONDUCT OF BUSINESS BY ENERJEX PARTIES.

(a)                 Ordinary Course.  From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to EnerJex Parties or any of their Subsidiaries, (ii) with the prior written consent of AgEagle (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement or (iv) as permitted under Section 5.2(c), below, or as set forth in Section 5.2(a) of Parent Disclosure Schedule, Parent covenants and agrees that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                Pre-Effective Time Operations.  Each of EnerJex Parties agrees with AgEagle, on behalf of themselves and their Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to EnerJex Parties or any of their Subsidiaries, (ii) as may be consented to by AgEagle (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as is permitted under Section 5.2(c), below, or as set forth in Schedule 5.2 of Parent Disclosure Schedule, EnerJex:

(i)                  shall not adopt or agree to adopt any amendments its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii)                shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities, except for any such transaction by a wholly owned Subsidiary of a Buyer Entity which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)              except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by a Buyer Entity or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, stock or other securities of a Buyer Entity or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to a Buyer Entity or to any Subsidiary of a Buyer Entity in the ordinary course of business, and (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

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(iv)               shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among a Buyer Entity and its Subsidiaries or among their Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement;

(v)                shall not, and shall not permit any Buyer Entity or its Subsidiaries to, make any acquisition (whether through merger, consolidation or otherwise) of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(vi)               shall not, and shall not permit any Buyer Entity or its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any share of capital stock or other ownership interest in a Buyer Entity or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Stock Option Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as contemplated by this Agreement, (2) the sale of Parent Common Stock pursuant to the exercise of Parent Stock Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (3) for transactions among a Buyer Entity and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (4) completing grants to officers, directors and employees of compensatory stock options to purchase Parent Common Stock under the existing Parent Stock Option Plan adopted for such purpose to the extent such grants do not exceed the number of options referenced in Section 4.1(b);

(vii)             shall not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(viii)           shall not, and shall not permit any of the Buyer Entities or their Subsidiaries to issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Buyer Entity or any Subsidiary of a Buyer Entity or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Stock Option Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options outstanding on the date hereof), other than the sale of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes;

(ix)               shall not, and shall not permit any Buyer Entity or any Subsidiary of a Buyer Entity to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for the acquisition of shares of Parent Common Stock from a holder of a Parent Stock Option in satisfaction of withholding obligations or in payment of the exercise price thereof;

(x)                shall not, and shall not permit any Buyer Entity or any Subsidiary of a Buyer Entity to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness;

(xi)               other than in the ordinary course of business, shall not modify, amend or terminate, or waive any rights under any Buyer Entity Material Contract or under any Parent Permit, or enter into any new Contract which would be a Buyer Entity Material Contract, in each case in a manner or with an effect that is adverse to a Buyer Entity or its Subsidiaries, taken as a whole;

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(xii)             shall not, and shall not permit any Buyer Entity or any Subsidiary of a Buyer Entity to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises equal to or lesser than the amounts reserved with respect thereto on the most recent consolidated balance sheet of June 30, 2017; and

(xiii)           shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of a Buyer Entity or any of its Subsidiaries.

(c)                 Sale of Assets.  The parties hereby (i) acknowledge that Parent and its Subsidiaries may desire to sell certain of their respective existing assets (including interests in Subsidiaries and other assets held by Parent and each of its Subsidiaries) in order to generate working capital that would be deployed to develop the assets of AgEagle after the Effective Time, and (ii) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, during the period from and after the date of this Agreement and prior to the Effective Time, Parent and its Subsidiaries (and each of their respective Subsidiaries) may sell or otherwise dispose of any of their respective assets (without regard to whether such sales or other dispositions may be outside the ordinary course of business for Parent or such respective Subsidiary), including but not limited to oil and gas leases, working interests, development rights, and ownership interests in any Subsidiary, to any unrelated third party for fair market value, provided such the timing of sale would not jeopardize Parent’s listing on the NYSE American.

Section 5.4                 MUTUAL ACCESS.

(a)                 For purposes of furthering the Transactions, each of AgEagle and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other Representatives of each such party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party and its Subsidiaries, as such other party may reasonably request. Notwithstanding the foregoing, no party shall be required to afford such access if it would unreasonably disrupt the operations of the other party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.

(b)                The parties acknowledge that AgEagle and Parent have previously executed that certain letter of intent, dated June 30, 2017,which included certain binding confidentiality provisions (the “Confidentiality Provisions”). Such provisions will continue in full force and effect in accordance with their terms. The AgEagle Principal Shareholder hereby agrees to be bound by the terms and conditions of the Confidentiality Provisions to the same extent as though the AgEagle Principal Shareholder was a party thereto. Confidential information shall include information relating to the Merger or this Agreement received by AgEagle, Parent, and the AgEagle Principal Shareholder after the Closing or relating to the period after the Closing

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Section 5.5                 EXCLUSIVITY. Parent, Merger Sub and AgEagle recognize that a great deal of time, effort and expense has been and will be undertaken by each of the parties in connection with the negotiation of this Agreement and the transactions contemplated hereby, and therefore each of the parties agrees that for the period commencing on the date hereof and ending on January 31, 2018, they will negotiate exclusively with the other party, and it will not (nor will they permit any of their respective, subsidiaries’ or affiliates’ stockholders, managers, members, directors, officers, employees, partners or representatives to), directly or indirectly, take any of the following actions with any third-party other than Parent, Merger Sub and AgEagle and their respective officers, directors, managers, members, partners, officers, employees, representatives and other affiliates: (a) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to, any possible acquisition of or by the parties or any of their respective subsidiaries or affiliates or investments (all the foregoing, whether by way of merger, purchase of equity interests, a loan, purchase of assets, exclusive license or otherwise) (each matter referred to in this clause (a), “Other Transaction”); (b) provide information with respect to any party or any of their subsidiaries or affiliates to any Person relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person with regard to, any possible Other Transaction; or (c) enter into any Other Transaction or understanding with any Person providing for or regarding an Other Transaction or possible Other Transaction. Each of the parties represent and warrant to each other that (i) it has ceased and caused to be terminated any and all existing contacts or negotiations with third parties, that neither it nor any of its representative are presently engaged in any negotiations or discussions concerning any Other Transaction with any Person other than the Buyer Entities and AgEagle; and (ii) each party will notify the other party within 48 hours of receipt of another offer, and will inform the other party if such offer is superior to the transaction contemplated by this Agreement in terms of economics, but will not otherwise be obligated to divulge any details regarding such offer. Each party acknowledges and agrees that the foregoing provisions constitute an essential and necessary inducement to each party’s willingness to continue discussions regarding the Merger and the Transactions contemplated hereby.

Section 5.6                 RECOMMENDATION OF THE BOARD OF DIRECTORS OF PARENT.

(a)                 Except as expressly permitted by Section 5.6(b), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change.

(b)                Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of Parent to effect a Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (i) Parent has given AgEagle at least three business days’ prior written notice of its intention to take such action (which shall specify the reasons therefor), (ii) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with AgEagle during such notice period, to the extent AgEagle wishes to negotiate, to enable AgEagle to propose revisions to the terms of this Agreement as would not permit the Board of Directors of Parent to make a Parent Adverse Recommendation Change pursuant to this Section 5.6(b), and (iii) the Board of Directors of Parent shall have considered any revisions to the terms of this Agreement proposed in writing by AgEagle and, at the end of such notice period, shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of Parent to effect a Parent Adverse Recommendation Change in response to a Parent Intervening Event would reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable Law.

Section 5.7                 FILINGS; OTHER ACTIONS.

(a)                 As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement to convene the Parent Stockholders Meeting to vote on and approve (i) the issuance of Parent Common Stock to the AgEagle Shareholders in excess of 20% of Parent’s total issued and outstanding Parent Common Stock and the issuance of Parent Common Stock in connection with any financing as contemplated by Section 6.1(e); (ii) an amendment to Parent’s articles of incorporation to change Parent’s name to AgEagle Aerial Systems, Inc.; (iii) approval of an amendment to the Certificate of Designation of the Parent’s Series A Preferred Stock to (A) remove the right of the holders thereof to receive dividends, (B) remove the right of the holders thereof to any liquidation preference, and (C) provide for the ability to convert the Series A Preferred Stock into shares of Parent Common Stock; and (v) the Proposed Parent Equity Incentive Plan; and (v) any other matters to be properly brought before the Parent Stockholders as determined by the Board of Directors of Parent and the Board of Directors or AgEagle (the “Proxy Statement Proposals”).

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(b)                No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, without AgEagle’s prior consent (which shall not be unreasonably withheld) and without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise AgEagle promptly after it receives oral or written notice that the Proxy Statement has been cleared, or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or AgEagle, or any of their respective affiliates, officers or directors, is discovered by Parent or AgEagle which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders and AgEagle, as applicable. Parent shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing.

(c)                 As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Parent shall take all action necessary to cause the Proxy Statement to be mailed to Parent stockholders in accordance with applicable Law and its organizational documents to duly give notice of, convene and hold the Parent Stockholder’s Meeting, and not postpone or adjourn Parent Stockholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of the Merger; provided, that, unless otherwise agreed to by the parties, Parent Stockholders’ Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, through its Board of Directors, except in the case of a Parent Adverse Recommendation Change, recommend that the Parent Stockholders approve each of the Proxy Statement Proposals and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of FINRA or applicable Law to obtain such approvals.

(d)                Within 24 hours after the execution of this Agreement by the parties, the AgEagle Principal Stockholder shall execute a stockholder action by written consent in favor of adoption of this Agreement. AgEagle will, through its Board of Directors, recommend that the AgEagle Shareholders adopt this Agreement and will use reasonable best efforts to solicit from the AgEagle Shareholders written consents in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the AgEagle Shareholders to obtain such approvals.

(e)                 As soon as is reasonably practicable after the date hereof, Parent shall take all action necessary to obtain the approval of the Merger, including the Merger Consideration, by the NYSE American.

(f)                  Parent will retain a third party consulting firm to ensure: (i) settlement of all payables, liabilities and debt of Parent (the “Parent Debt”) that are outstanding prior to Closing; (ii) efficient and orderly use of cash funds for operations prior to Closing; and (iii) a streamlined Closing. Parent agrees that such consulting firm shall not be a registered broker-dealer, and any consideration paid to such consulting firm will not be based or conditioned on the Closing.

Section 5.8                 EMPLOYEE MATTERS.

(a)                 Following the Closing Date, Parent shall, or shall cause its applicable affiliate to, cause any employee benefit plans sponsored or maintained by Parent or its applicable affiliate in which the employees of AgEagle (the “AgEagle Employees”) are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each AgEagle Employee with AgEagle and their respective predecessors prior to the Closing Date for purposes of eligibility, vesting, benefit levels and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable AgEagle benefit plan in which such AgEagle Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a AgEagle Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent or its applicable affiliate do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

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(b)                Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the AgEagle Stock Option Plan will occur at or prior to the Effective Time, as applicable.

(c)                 Nothing in this Agreement shall confer upon any AgEagle Employee or other service provider any right to continue in the employ or service of Parent or any of its affiliates, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company, AgEagle or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any AgEagle Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any AgEagle benefit plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, AgEagle (including, after the Closing Date, AgEagle) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date AgEagle) or affiliates to amend, modify or terminate any AgEagle benefit plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5. shall create any third party beneficiary rights in any AgEagle Employee or current or former service provider of AgEagle or its affiliates (or any beneficiaries or dependents thereof).

Section 5.9                 REGULATORY APPROVALS; EFFORTS.

(a)                 Prior to the Closing, the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity required to be obtained or made by the parties or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the other Transactions contemplated by this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions contemplated by this Agreement, provided Parent and AgEagle shall be obligated to equally pay any funds or sell or transfer any assets to vacate, lift, reverse or overturn any action, judgment, injunction or order. Additionally, each of the parties shall use reasonable best efforts to fulfill all conditions precedent to the Transactions and shall not take any action after the date of this Agreement that would reasonably be expected to materially hinder or delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing or to materially hinder or delay the expiration of the required waiting period under any applicable Law. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

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(b)                The parties shall each keep the other apprised of the status of matters relating to the completion of the Transactions and the regulatory approvals and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.9. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. No party shall participate in any meeting or teleconference with any Governmental Entity (other than teleconferences with respect to non-substantive or ministerial matters) in connection with this Agreement and Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Each party shall furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the Transactions, and furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.9 may be redacted (i) to remove references concerning the valuation of Parent and Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

Section 5.10              TAKEOVER STATUTES.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any of the other Transactions, each party shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.11              PUBLIC ANNOUNCEMENTS.  The parties shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Transactions and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. The parties agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.12              DIRECTORS AND OFFICERS INSURANCE.  For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by AgEagle with respect to matters existing or arising on or before the Effective Time. In addition, Parent shall, prior to the Effective Time and at AgEagle’s expense, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by its directors and officers, in their capacity as such.

Section 5.13              CONTROL OF OPERATIONS.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give either Parent or AgEagle, directly or indirectly, the right to control or direct the other Party’s operations prior to Effective Time and (b) prior to the Effective Time, each of Parent and AgEagle shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

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Section 5.14              Section 16 Matters.  PRIOR TO THE EFFECTIVE TIME, PARENT AND AGEAGLE SHALL TAKE ALL SUCH STEPS AS MAY BE REQUIRED TO CAUSE ANY ACQUISITIONS OF Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

Section 6.1                 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE TRANSACTIONS.  The respective obligations of each party to effect the Merger, shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                 The Proxy Statement shall have been prepared, filed with the SEC and mailed to the Parent’s Stockholders and the Parent Stockholder Meeting shall have been held;

(b)                The Parent Stockholder Approval shall have been obtained;

(c)                 AgEagle Stockholder Approval shall have been obtained;

(d)                The NYSE American shall have approved the Merger and the Transactions contemplated hereby, including notification that the Parent post-Closing will satisfy the NYSE American’s continued listing standards; and

(e)                 Prior to the Closing Date, definitive documentation with respect to the sale of Parent Common Stock or convertible equity resulting in gross proceeds of no less than $2,500,000 and up to $4,000,000, unless such other amount is either agreed by AgEagle or required for NYSE qualification, shall have been submitted to AgEagle’s legal counsel for review and approval, which closing of the sale of such shares of Parent Common Stock or convertible equity shall occur immediately prior to the Effective Time.

Section 6.2                 CONDITIONS TO OBLIGATION OF AGEAGLE TO EFFECT THE MERGER.  The obligation of AgEagle to effect the Merger is further subject to the fulfillment (or waiver by AgEagle) at or prior to the Effective Time of the following conditions:

(a)                 The representations and warranties of the Buyer Entities set forth in this Agreement qualified by Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of the Buyer Entities set forth in Section 4.1(b) and Section 4.1(c) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (iii) the other representations and warranties of Buyer Entities set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period;

(b)                Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c)                 Parent shall have filed an amendment to the Certificate of Designation of the Parent’s Series A Preferred Stock to (i) remove the right of the holders thereof to receive dividends, (ii) remove the right of the holders thereof to any liquidation preference, and (iii) provide for the ability to convert of the Series A Preferred Stock into shares of Parent Common Stock;

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(d)                All consolidated assets of Parent set forth on Schedule 6.2 of the Parent Disclosure Schedule (the “Parent Assets”), shall have been sold, transferred or otherwise disposed of, or will be sold, transferred or otherwise disposed of, immediately prior to the Closing, and the corresponding debt and liabilities related to the Parent Assets (the “Related Debt”) shall have been extinguished concurrently with the Closing;

(e)                 Other that the Parent Assets and Related Debt, Parent shall have paid and satisfied in full Parent Debt in the amount of approximately $760,000 plus any additional payables accrued after the date of this Agreement, as of the date of the Closing, such that there are no continuing liabilities of Parent subsequent to the Closing;

(f)                  Parent shall have received an opinion of Northland to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Merger Consideration to be issued in the Merger pursuant to this Agreement is fair, from a financial point of view;

(g)                Parent shall deliver the written resignation of each of the existing officers and directors of the Parent and its Subsidiaries effective as of the Closing Date;

(h)                Parent shall be current in payment of all NYSE American fees for continued listing and shall not have received notice of delisting or failure to satisfy a continued listing rule or standard, in each such case which notice or failure has not been satisfied prior to the Effective Time;

(i)                  Parent shall have delivered to AgEagle (i) a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent, certifying to the effect that the conditions set forth in this Section 6.2(a) and (b) have been satisfied, (ii) Articles of Merger to be filed in accordance with the NRS as of the Effective Time; (iii) a certificate of good standing or equivalent under NV law for each Buyer Entity, and (iv) such other documents as AgEagle may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement;

(j)                  Since the date of this Agreement, there must not have been commenced or threatened against any of the Buyer Entities or their respective Subsidiaries, or against any affiliate thereof, any proceeding (which proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions contemplated hereby;

(k)                The Escrow Agreement shall have been executed and delivered by the applicable parties thereto; and

(l)                  There shall not have occurred any Material Adverse Effect on Buyer Entities or their respective Subsidiaries, or any change that has a Material Adverse Effect on Buyer Entities or their respective Subsidiaries.

Section 6.3                 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER.  The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)                 (i) The representations and warranties of AgEagle set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of AgEagle set forth in Section 3.2(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) the other representations and warranties of AgEagle set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

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(b)                AgEagle shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)                 AgEagle shall have delivered to Parent (i) a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer of AgEagle, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied, (ii) Articles of Merger to be filed in accordance with the NRS as of the Effective Time; (iii) a certificate of good standing or equivalent under NV law, and (iv) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement.

(d)                AgEagle shall have issued to the Debenture Holders 693,333 shares of AgEagle Common Stock in complete satisfaction of all amounts due to the Debenture Holders under the Convertible Debenture (with such final amount to be determined by AgEagle and the Debenture Holders at the date of such issuance and satisfaction), which the Convertible Debentures shall have been discharged in full, and the Debenture Holders shall execute and deliver to Parent a certificate confirming that the Convertible Debentures have been discharged in full.

(e)                 Since the date of this Agreement, there must not have been commenced or threatened against AgEagle, or against any affiliate thereof, any proceeding (which proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions contemplated hereby.

(f)                  There shall not have occurred any Material Adverse Effect on AgEagle or any change that has a Material Adverse Effect AgEagle.

Section 6.4                 FRUSTRATION OF CLOSING CONDITIONS.  No party may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1                 TERMINATION OR ABANDONMENT.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Parent or AgEagle:

(a)                 by the mutual written consent of Parent and AgEagle;

(b)                by Parent or AgEagle, if the Merger shall not have been consummated on or prior to January 31, 2018 (the “End Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either AgEagle or Parent from time to time by written notice to the other party up to a date not beyond March 31, 2018, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)                 by Parent or AgEagle, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

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(d)                by Parent or AgEagle, if (i) Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and Parent Stockholder Approval shall not have been obtained, or (ii) AgEagle has not received the AgEagle Shareholder Approval;

(e)                 by AgEagle, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from AgEagle describing such breach or failure in reasonable detail (provided that AgEagle is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(f)                  by Parent, if AgEagle shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, AgEagle does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from any Buyer Entity describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b)).

Section 7.2                 EFFECT OF TERMINATION.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of ARTICLE IV), and there shall be no other liability on the part of any party to any other party except any liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII

SURVIVAL, INDEMNIFICATION

Section 8.1                 SURVIVAL.  The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months (the “Survival Date”) after the Closing Date. The parties acknowledge that the time period set forth in this Section 8.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time period to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 8.1 and elsewhere in the Agreement may be shorter or longer than otherwise provided by law.

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Section 8.2                 INDEMNIFICATION.

a)       Indemnification Provisions for AgEagle Shareholders’ Benefit. In the event the Parent or the Parent Principal Stockholders breach any of their representations, warranties, covenants or agreements contained herein, and provided that the Shareholders’ Representative makes a written claim for indemnification against the Parent or the Parent Principal Stockholders pursuant to the notice provisions set forth in Section 9.6 below within the applicable survival period (as referenced in Section 8.1 above), then the Parent Principal Stockholders (“Parent Indemnifying Party”) agrees to indemnify and hold harmless the AgEagle Shareholders, including the AgEagle Principal Shareholder, and their respective officers, directors, Affiliates, employees, agents and representatives, if any (the “AgEagle Indemnified Parties”), in accordance with their ownership proportion from and against the entirety of any Losses suffered by the AgEagle Indemnified Parties resulting from, arising out of, relating to, or caused by (i) any breach or inaccuracy of a representation or warranty of any of the Buyer Entities and their respective Subsidiaries contained in this Agreement, any related agreement or any certificate or instrument delivered by any of the Buyer Entities pursuant to this Agreement (the “Closing Certificates”), (ii) any failure by any of the Buyer Entities to perform or comply with any covenant, obligation or agreement applicable to it in this Agreement, any related agreement or any Closing Certificate, and (iii) any fraud, intentional misrepresentation or willful breach by any of the Buyer Entities with respect to this Agreement, any related agreement or any Closing Certificate. If Parent fails to indemnify the AgEagle Indemnified Parties after the Shareholders’ Representative delivers written notice as provided above, then the AgEagle Indemnified Parties shall have the right to bring an action for indemnification for such claim including after the end of the applicable Survival Period, subject to the limitations set forth in Section 8.3. Notwithstanding the foregoing to the contrary, this Section 8.2(a) shall not apply in the event of any claim arising out of, relating to, or caused by any fraud, intentional misrepresentation or willful breach of the Parent committed by any of the former officers or directors of the Parent that occurred at a time when the current officers or directors did not serve in such capacities (or other like positions of the Buyer Entities), provided that the Parent or any of the Parent Principal Stockholders had no knowledge of such fraud, intentional misrepresentation or willful breach (or was not reasonably aware such fraud, intentional misrepresentation or willful breach was taking place).

b)       Indemnification Provisions for Parent. By virtue of the Merger the AgEagle Principal Shareholder agrees to indemnify and hold harmless Parent and its former officers, directors, Affiliates, employees, agents and representatives (the “Parent Indemnified Parties”) against all Losses incurred or sustained by Parent Indemnified Parties, or any of them, directly or indirectly, based upon, arising out of, with respect to or by reason of: (i) any breach or inaccuracy of a representation or warranty of AgEagle contained in this Agreement, any related agreement or any certificate or instrument delivered by AgEagle pursuant to this Agreement (the “AgEagle Closing Certificates”), (ii) any failure by AgEagle or the AgEagle Principal Shareholder to perform or comply with any covenant, obligation or agreement applicable to it in this Agreement, any related agreement or any Closing Certificate, (iii) any fraud, intentional misrepresentation or willful breach of AgEagle or the AgEagle Principal Shareholder with respect to this Agreement, any related agreement or any AgEagle Closing Certificate and (iv) any claims by or purportedly on behalf of any holder or former holder of any shares of AgEagle’s capital stock or rights to acquire AgEagle’s capital stock, which relate or purport to relate to the Merger or any of the other transactions contemplated hereby, including appraisal or dissenters’ rights proceedings, claims in connection with appraisal rights notices, or claims alleging violations of fiduciary duty (excluding cash payments to such holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of AgEagle Common Stock had they received Merger Consideration payable pursuant to this Agreement rather than exercising dissenters’ rights, but not excluding the costs and expenses incurred in connection with the proceedings relating to such exercise of dissenters’ rights).

Section 8.3                 MAXIMUM PAYMENTS; LIMITATIONS.

(a)                 From and after the Closing Date, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy for monetary damages of any indemnified party and their respective affiliates with respect to breaches of representations and warranties set forth in this Agreement other than Losses resulting from a claim based on fraud, intentional misrepresentation or willful breach, which shall not be so limited.

(b)                There shall be no recovery for claims under clause (i) of Section 8.2 unless and until the aggregate amount of Losses of an indemnified party that may be claimed thereunder exceeds $25,000 (the “Threshold”), and once such Threshold has been reached, such indemnifying party shall be liable to the indemnified parties for the full amount of all Losses, including those which comprised any portion of the Threshold.

(c)                 The aggregate maximum indemnification obligation of any indemnifying party for Losses with respect to breaches of representations and warranties set forth in this Agreement shall not exceed, in the aggregate, $350,000, other than fraud, intentional misrepresentation or willful breach committed with the AgEagle Principal Shareholder’s or the Parent Principal Stockholders’ knowledge, as applicable, which shall not be so limited (except for the limitations set forth in Section 8.2(a)).

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(d)                An indemnifying party shall satisfy its indemnification obligations hereunder by the surrender for cancellation of such number of Escrow Shares held by the Parent Principal Stockholders or the number of shares of Parent Common Stock held by the AgEagle Principal Shareholder, as applicable, equal to the aggregate amount of Losses of the indemnified party. Such number of Escrow Shares or shares of Parent Common Stock, as applicable, to be surrendered shall be calculated based upon the greater of (x) the value of the Parent Common Stock as of the Closing; and (y) the average closing price of the Parent Common Stock on the NYSE American for the five trading days immediately prior to the date such a claim is made.

(e)                 Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any indemnified party may bring a claim for indemnification for any Loss under this ARTICLE VIII notwithstanding the fact that such indemnified party had actual or constructive knowledge (regardless of whether such knowledge was obtained through such indemnified party’s own investigation or through disclosure by the other party or any third party) of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. No indemnified party shall be required to take any action to obtain payments from any third party, including an indemnitor, insurer or Taxing Authority, with respect to, or for the purposes of offsetting, any Losses. AgEagle and the AgEagle Principal Shareholder have no knowledge of any such breach.

(f)                  Notwithstanding anything to the contrary in this Article VIII, no Parent Indemnified Party shall be entitled to seek or obtain indemnification, advancement of expenses or exculpation pursuant to the articles of incorporation, bylaws (or other organizational document of the Parent or its subsidiaries) or indemnification agreement with any member of the Parent or its subsidiaries, and the Parent shall not be required to provide any indemnification, advancement of expenses or exculpation to any Parent Indemnified Party pursuant to the articles of incorporation, bylaws (or other organizational document of the Parent or its subsidiaries) or indemnification agreement with any Parent Indemnified Party, in connection with any claim for indemnification properly brought by any Parent Indemnified Party pursuant to Article VIII.

Section 8.4                 DEFINITION OF LOSSES.  For purposes of this ARTICLE VIII, the term “Losses” shall mean losses, Taxes, liabilities, damages, deficiencies, claims, actions, proceedings, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses (and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing). In the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses (but not whether a breach, inaccuracy or failure occurred), no effect will be given to any qualification as to “materiality,” a Material Adverse Effect, or “in all material respects” qualification contained in any representation, warranty or covenant.

Section 8.5                 CLAIMS FOR INDEMNIFICATION.

(a)                 Procedure.

(i)                  For the purposes hereof, “Indemnity Certificate” shall mean a certificate signed by the AgEagle Principal Shareholder or the Parent Principal Stockholders, as applicable: (A) stating that such indemnified party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability and (in each case to the extent ascertainable) the method of computation of all such amounts, and (C) describing in reasonable detail, to the extent known to such indemnified party, the facts giving rise to the claim for indemnification and the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable claim to which such item is related, provided that any Indemnity Certificate may be updated and amended from time to time by such indemnified party by delivering an updated or amended Indemnity Certificate to the indemnifying party.

(ii)                In case the Parent Principal Stockholders or the AgEagle Principal Shareholder, as applicable, shall object in writing to any claim or claims made in any Indemnity Certificate within thirty (30) days after delivery of such Indemnity Certificate, the Parent Principal Stockholders and the AgEagle Principal Shareholder shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

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(iii)              If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Indemnity Certificate, the AgEagle Principal Shareholder or the Parent Principal Stockholders, as applicable, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third Person, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the AgEagle Principal Shareholder and the Parent Principal Stockholders. In the event that, within thirty (30) days after submission of any dispute to arbitration, the AgEagle Principal Shareholder and the Parent Principal Stockholders cannot mutually agree on one arbitrator, then the parties agree that the arbitration will be conducted by one arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(iv)               Any such arbitration shall be held under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Indemnity Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(v)                Any such arbitration proceeding, as well as all related materials, shall be governed by the Confidentiality Provisions and shall constitute “Confidential Information” as contemplated thereby. Notwithstanding the foregoing, judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, subject to Section 9.4. The foregoing arbitration provision shall apply to any dispute between the indemnifying party, on one hand, and any indemnified party, on the other hand, under this ARTICLE VIII hereof.

(vi)               In the event an indemnified party becomes aware of an action, suit or proceeding initiated by a third party (a, “Third-Party Claim”) which such indemnified party believes may result in a demand against the indemnifying party under this ARTICLE VIII, such indemnified party shall notify the indemnifying party of such Third Party Claim, and the indemnifying party shall be entitled, at his or its expense, to participate in any defense of such Third Party Claim. An indemnified party may not effect the settlement of any such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event that the indemnifying party has consented to any such settlement, the indemnifying party shall have no power or authority to object to the amount of any claim by such indemnified party against the indemnifying party for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the indemnifying party. For the avoidance of doubt, this ARTICLE VIII provides for indemnification of Losses for damages incurred by an indemnified party as well as any Third-Party Claim.

(vii)             Notwithstanding anything to the contrary in this ARTICLE VIII, the Parent Indemnifying Party shall not be entitled to seek or obtain indemnification, advancement of expenses or exculpation pursuant to any Parent Organizational Document (or AgEagle Organizational Document) or any indemnification agreement with the Parent that was entered into either prior to or, post-Closing. Post-closing, Parent shall not be required to provide any indemnification, advancement of expenses or exculpation to any Parent Indemnifying Party pursuant to any Company Organizational Document (or AgEagle Organizational Document) or indemnification agreement with any Parent Indemnifying Party, in connection with any claim for indemnification properly brought pursuant to ARTICLE VIII.

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ARTICLE IX

MISCELLANEOUS

Section 9.1                 EXPENSES.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses.

Section 9.2                 COUNTERPARTS; EFFECTIVENESS.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.3                 GOVERNING LAW.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

Section 9.4                 JURISDICTION; SPECIFIC ENFORCEMENT.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Southern District of New York and courts of the State of New York located in Manhattan, New York, and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Southern District of New York and courts of the State of New York located in Manhattan, New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9.6; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.5                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 9.6                 NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 9.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 9.6; or (c) when delivered by courier (with confirmation of delivery); in each case to the party to be notified at the address, facsimile number, or email address for such party set forth on the signature page hereto or such other address, facsimile number or email address as such party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7                 ASSIGNMENT; BINDING EFFECT.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.7 shall be null and void.

Section 9.8                 SEVERABILITY.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.9                 ENTIRE AGREEMENT.  This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 9.10              AMENDMENTS; WAIVERS.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, including the Shareholders’ Representative acting for all the AgEagle Shareholders (pursuant to the authority granted in Section 9.15 below); provided, however, that after receipt of Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of FINRA require further approval of the Parent Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Parent Stockholders. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11              HEADINGS.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12              No Third-Party Beneficiaries.  Each of Parent and AgEagle agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) after the Effective Time, except for (i) the provisions of Section 5.11 and (ii) the right of AgEagle’s Shareholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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Section 9.13              INTERPRETATION.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.14              DEFINITIONS.  All capitalized terms that appear in this Agreement and are not defined herein shall have the respective meanings ascribed thereto in Appendix 1 hereto. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner or managing member on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed in Section 9.14(a) of Parent Disclosure Schedule and (ii) with respect to AgEagle, the actual knowledge of the individuals listed on Section 9.14(a) of the AgEagle Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law to remain closed.

Section 9.15              SHAREHOLDERS’ REPRESENTATIVE.

(a)       The Shareholders’ Representative confirms that each AgEagle Shareholder has signed a Letter of Transmittal in the form attached as Exhibit B prior to the execution and delivery of this Agreement pursuant to which each AgEagle Shareholder hereby has appointed Bret Chilcott as the Shareholders’ Representative and as agent and attorney-in-fact for and on behalf of each AgEagle Shareholder, with full powers of substitution, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other Governmental Entities and awards of arbitrators, courts, tribunals or other Governmental Entities with respect to any claims or other matters that may arise under this Agreement or the other ancillary transaction documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Shareholders’ Representative for the accomplishment of the transactions contemplated by this Agreement and the other ancillary transactions, including, without limitation, the power:

(i) to agree with Parent and Merger Sub with respect to any matter or thing required by or deemed necessary by Shareholders’ Representative in connection with this Agreement, including without limitation any amendments to this Agreement;

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(ii) to receive and hold the Merger Consideration and to distribute the same to the AgEagle Shareholders;

(iii) to establish an account to hold a reasonable portion of the Merger Consideration and to use such portion of the Merger Consideration for out-of-pocket costs and expenses in connection herewith;

(iv) to execute and deliver any and all other agreements, documents and other papers which the Shareholders’ Representative deems necessary or appropriate in connection with this Agreement, or any of the Transactions contemplated hereby or thereby;

(v) to terminate, amend, waive or interpret any provision of this Agreement;

(vi) to act for each AgEagle Shareholder and all AgEagle Shareholders with regard to the indemnification matters referred to in this Agreement;

(vii) to retain attorneys, accountants and other professionals to provide services to the Shareholders’ Representative in fulfillment of his obligations under this Agreement and as otherwise deemed appropriate in connection with the Closing of the transactions contemplated by this Agreement or related matters arising thereafter; and

(viii) to do or refrain from doing any further act or deed on behalf of each AgEagle Shareholder which the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such AgEagle Shareholder could if personally present.

(c)       No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for his services.

(d)       Neither the Shareholders’ Representative nor any of his agents or employees shall be liable to any AgEagle Shareholder of any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of its gross negligence, willful misconduct or fraud. The Shareholders’ Representative may consult with legal counsel, independent public accountants or other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accounts or experts.

(e)       In the Letter of Transmittal, each AgEagle Shareholder hereby agrees to indemnify and hold the Shareholders’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Shareholders’ Representative.

(f)       A decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all AgEagle Shareholders and shall be final, binding and conclusive upon each AgEagle Shareholder.

[Signatures begin on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

“EnerJex Parties:”

“Parent:”

EnerJex Resources, Inc., a Nevada corporation

By	/s/ Louis G. Schott
Louis G. Schott,
Interim Chief Executive Officer

Address, Facsimile No., & Email for Notices:

EnerJex Resources, Inc.
4040 Broadway, Suite 508
San Antonio, TX 78209
Facsimile No.: (210) 829-1224
Email: lschott@enerjexresources.com

With a copy to:

Dickinson Wright PLLC
Joel D. Mayersohn, Esq.
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Facsimile No. (844) 670-6009 Email: JMayersohn@DickinsonWright.com

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

“MERGER SUB:”

AGEAGLE Merger Sub, Inc., a Nevada corporation

By	/s/ Louis G. Schott
Name: Louis G. Schott
Title: President

Address, Facsimile No., & Email for Notices:

4040 Broadway, Suite 508
San Antonio, TX 78209
Facsimile No.: (210) 829-1224
Email: lschott@enerjexresources.com

With a copy to:

Dickinson Wright PLLC
Joel D. Mayersohn, Esq.
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Facsimile No. (844) 670-6009 Email: JMayersohn@DickinsonWright.com

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Acknowledged and agreed with respect to Article VIII hereof:

“Parent Principal Stockholders:”

By	/s/ Atticus Lowe
Atticus Lowe

By	/s/ Jim Miller
Jim Miller

By	/s/ Lance Helfert
Lance Helfert

By	/s/ Richard Menchaca
Richard Menchaca

By	/s/ Louis Schott
Louis Schott

By	/s/ Bob Schleizer
Bob Schleizer

Address, Facsimile No., & Email for Notices:

c/o 4040 Broadway, Suite 508
San Antonio, TX 78209
Facsimile No.: (210) 829-1224
Email: lschott@enerjexresources.com

With a copy to:

Dickinson Wright PLLC
Joel D. Mayersohn, Esq.
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Facsimile No. (844) 670-6009 Email: JMayersohn@DickinsonWright.com

“AgEagle Parties:”

“AgEagle:”

AgEagle Aerial Systems, Inc., a Nevada corporation

By	/s/ Bret Chilcott
Bret Chilcott
Chief Executive Officer

Address & Email for Notices:

117 South 4th Street
Neodesha, Kansas 66757
Tel: (316) 202-2076
Email: bretc@ageagle.com

With a copy to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Facsimile No. (212) 407-4990
Email: mnussbaum@loeb.com

“AgEagle Principal Stockholder:”

By	/s/ Bret Chilcott
Bret Chilcott

Address & Email for Notices:

117 South 4th Street
Neodesha, Kansas 66757
Tel: (316) 202-2076
Email: bretc@ageagle.com

“Shareholders’ representative:”

By	/s/ Bret Chilcott
Bret Chilcott

Address & Email for Notices:

117 South 4th Street
Neodesha, Kansas 66757
Tel: (316) 202-2076
Email: bretc@ageagle.com

APPENDIX 1

DEFINITIONS

For purposes of the foregoing Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“AgEagle Stock Option Plan” means the AgEagle Aerial Systems, Inc. 2016 Employees Option Plan.

“Cash Payment” means a cash payment from the Parent to AgEagle of $50,000 payable in immediately available funds upon the signing of this Agreement.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

“Convertible Debentures” means (i) those certain 8% Convertible Debentures in the aggregate amount of $500,000 due on November 6, 2017, convertible into shares of AgEagle Common Stock at a conversion rate of $1.00, and (ii) those certain 8% Convertible Debentures in the aggregate amount of $300,000 due on November 6, 2017, convertible into shares of AgEagle Common Stock at a conversion rate of $3.00.

“Debenture Holders” means Alpha Capital Anstalt and Lane Ventures, Inc., the holders of the Convertible Debentures.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Loeb & Loeb LLP.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Shareholders’ Representative, the Parent and the Escrow Agent, substantially in the form attached hereto as Exhibit C, pursuant to which the Escrow Shares shall be deposited by the Parent Principal Stockholders with the Escrow Agent to secure the Special Indemnity Obligation.

“Escrow Shares” means an aggregate of 1,215,278 shares of Parent Common Stock which shall be deposited by the Parent Principal Stockholders with the Escrow Agent pursuant to the Escrow Agreement to secure the Special Indemnity Obligation.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

“Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or would be reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of a Party or its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which such Party or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Party or any of their respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to any of the Transactions (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 3.3 or 4.2 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the other Party; (5) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (6) any changes in GAAP or accounting standards or interpretations thereof, or (7) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, or (8) any changes in the share price or trading volume of the such Party’s stock or its credit ratings (provided that the exception in this clause (8) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (6) and (7), to the extent disproportionately affecting such Party and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such and its Subsidiaries operate.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Adverse Recommendation Change” means (A) the failure by Parent to include a Parent Recommendation in the Proxy Statement, or (B) to change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to AgEagle.

“Parent Common Stock” means shares of the Parent’s common stock, par value $0.001 per share.

“Parent’s Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 3, 2011, by and among Parent, certain of its Subsidiaries, Texas Capital Bank, N.A., a national banking association (as a Bank, L/C Issuer, and Administrative Agent), and the “Banks” identified therein, as amended by the First Amendment thereto dated December 14, 2011, the Second Amendment thereto dated August 31, 2012, the Third Amendment thereto dated November 2, 2012, the Fourth Amendment thereto dated December 31, 2012, the Fifth Amendment thereto dated September 30, 2013, the Sixth Amendment thereto dated November 19, 2013, the Seventh Amendment thereto dated June 16, 2014, the Eighth Amendment thereto dated August 13, 2014, the Ninth Amendment thereto dated April 29, 2015, the Tenth Amendment thereto dated effective as of August 12, 2015, the Eleventh Amendment thereto dated effective as of November 13, 2015; the loans under said Credit Agreement were transferred to PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“RES”), Round Rock Development Partners, LP (“Round Rock”), Cibolo Holdings, LLC (“Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lender”) in Loan Sale Agreement dated February 17, 2017; pursuant to that certain Agency Appointment Agreement and Modification of Loan Documents dated as of April 25, 2017, Interim Lenders removed Texas Capital Bank, N.A., as administrative agent under the Existing Loan Agreement and appointed Administrative Agent as successor administrative agent; said Credit Agreement being amended and restated in the Second Amended and Restated Credit Agreement dated effective as of May 10, 2017.

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of Parent as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors Parent as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Board of Directors of Parent prior to obtaining Parent Stockholder Approval, provided, however, (A) if Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving Parent, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event if such event, change, effect, development or occurrence: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world; or (ii) results from or arises out of (a) any changes or developments in the industries in which Parent or its respective Subsidiaries conduct business, (b) any changes or developments in prices for oil, natural gas or other commodities or for raw material inputs and end products, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), or (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, and (B) if Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving AgEagle, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event unless it has a Material Adverse Effect.

“Parent’s Lender” means CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company, as administrative agent (in such capacity and together with its successors and permitted assigns in such capacity the “Administrative Agent”), and the several banks and financial institutions from time to time parties to this Credit Agreement, currently being Pass Creek Resources LLC, a Delaware limited liability company.

“Parent Principal Stockholders” means, collectively, Atticus Lowe, Jim Miller, Lance Helfert, Richard Menchaca, Louis Schott and Bob Schleizer.

“Parent Stockholder Approval” the approval by the Parent Stockholders at a Parent Stockholder Meeting of the Proxy Statement Proposals.

“Parent Stockholder Meeting” means the special meeting of the Parent Stockholders to be held by Parent to approve the Proxy Statement Proposals.

“Parent Stock Option Plan” means the Amended and Restated EnerJex Resources, Inc. Stock Incentive Plan.

“Permitted Lien” means (A) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens arising under or pursuant to the organizational documents of AgEagle, or (G) as applied to Parent and its Subsidiaries, the lien of the mortgages, deeds of trust, and security agreements pledged to Parent’s Lender as collateral security for the obligations of Parent to Parent’s Lender under Parent’s Credit Agreement as represented in the two Promissory Notes, the Promissory Note dated May 10, 2017 in the amount of $105,805.74 and the Amended and Restated Note dated May 10, 2017 in the amount of $4,500,000.00 by Parent and its Subsidiaries to Parent’s Lender.

“Proposed Parent Equity Incentive Plan” means that certain omnibus equity incentive plan adopted by the Board of Directors of Parent to be included as a Proxy Statement Proposal.

“Proxy Statement” means the proxy statement pursuant to Section 14(a) of the Exchange Act to be prepared by Parent and filed with the SEC in connection with the Parent Stockholders’ Meeting to approve the Proxy Statement Proposals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Indemnity Obligation” means the indemnity obligation of the Parent and the Parent Principal Stockholders pursuant to Article VIII hereof, which indemnity obligation is secured by the Escrow Shares.

“Superior Proposal” means a bona fide, unsolicited written Takeover Proposal (A) that if consummated would result in a third party (or in the case of a merger in which a parent entity issues stock to such third party, the stockholders of such third party) acquiring, directly or indirectly, 75% or more of the outstanding AgEagle Common Stock or more than 75% of the assets (based on the fair market value thereof) of AgEagle (B) that the Board of Directors of AgEagle determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Board of Directors of AgEagle determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account at the time of determination any changes to this Agreement irrevocably offered by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement and any other factors deemed relevant by the Board of Directors of AgEagle), is more favorable to the stockholders of AgEagle than the Merger.

“Takeover Proposal” means any bona fide proposal or offer made by a third party (other than any offer or proposal by Parent or its affiliates) for or with respect to any acquisition, whether by a merger, purchase, consolidation, tender offer, exchange offer, business combination, recapitalization, binding share exchange, joint venture or other similar transaction, of (A) more than 25% or more of AgEagle’s assets (based on the fair market value thereof), or (B) more than 25% of the outstanding AgEagle Common Stock or securities of AgEagle representing more than 25% of the voting power of AgEagle.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, branch profits, capital, sales, use, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, real property, personal property, alternative, add-on minimum and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with respect thereto, whether disputed or not.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

Exhibit A

AgEagle Shareholders

AgEagle Shareholders	Number of Shares Owned	% of Merger Consideration to be Received
Bret Chilcott	3,500,000	60.2%
Green Block Capital	500,000	8.6%
Raven Industries	200,000	3.4%
Convertible Debt Holders (1)	531,833	9.1%
Stock Options and Warrants	1,085,100	18.7%
	5,816,933

(1)	Includes Alpha Capital Anstalt and an affiliate of Alpha

Exhibit B

Form of Letter of Transmittal

Exhibit C

Form of Escrow Agreement